Exhibit 99.1

Amcor announces senior executive appointments to accelerate organic growth

Names Fred Stephan Chief Operating Officer and David Clark Chief Sustainability Officer

ZURICH, September 5, 2024 – Amcor (NYSE: AMCR; ASX: AMC), a global leader in developing and producing responsible packaging solutions, today announced senior executive appointments designed to help accelerate organic growth in the business.

Fred Stephan, previously President, Amcor Flexibles North America, has been appointed to the newly introduced role of Chief Operating Officer. Fred will report to the Chief Executive Officer and will be responsible for enhancing the Company’s ability to leverage and accelerate profitable growth opportunities across the global flexible packaging businesses, ensuring coordinated execution between business operations and commercial teams.

David Clark, previously Amcor Vice President, Sustainability, has been appointed to the new Chief Sustainability Officer role. In this role David will report directly to the Chief Executive Officer and have responsibility for Amcor’s sustainability strategies and policies, overseeing their implementation across the Company.

Peter Konieczny, Chief Executive Officer said, “Amcor is an outstanding Company that has become a very strong and well positioned global business with significant growth potential. At this stage in the Company’s evolution, we have a valuable opportunity to accelerate organic growth by leveraging our global footprint and scale more effectively.”

“By introducing the Chief Operating Officer role, we are evolving our organization structure to help facilitate greater collaboration and drive faster growth across our flexibles business. At the same time, aligned with our purpose, we are elevating sustainability by creating the Chief Sustainability Officer role. This enables us to further increase our focus on the significant growth opportunity we can continue to unlock by commercializing solutions that drive the industry toward a circular economy for packaging, while reducing carbon footprint.”

“Fred and David are world class, respected leaders with extensive experience. I look forward to their contributions to realizing our growth potential and delivering industry leading value for our customers, our shareholders and the environment.”

About Fred Stephan

Fred Stephan, based in Deerfield, Illinois, has served as President of Amcor's Flexibles North America and a member of the Global Management Team, since joining Amcor in June 2019 with the acquisition of Bemis Company, where he was President of Bemis North America. Mr. Stephan has also had oversight of the Amcor Flexibles Latin America business since April 2024. From 2004 to 2017, Mr. Stephan served in senior executive and commercial roles at Johns Manville, a Berkshire Hathaway company, including as Senior Vice President and General Manager, Insulation Systems. Previously, Mr. Stephan spent five years at General Electric, ultimately serving as President and CEO of GE Lighting Systems. He began his career at GE Plastics. Mr. Stephan earned his B.S. in Electrical and Electronics Engineering from Purdue University.

About David Clark

David Clark, based in Ann Arbor, Michigan, joined Amcor in 2004 and has played a key role in advancing Amcor’s sustainability agenda for the last 20 years, most recently serving as Vice President of Sustainability. Previously Mr. Clark was Vice President, Safety, Environment & Sustainability from 2007 to 2018 and Director Sustainability from 2005 to 2007. Prior to these roles Mr. Clark served in Amcor Plant Manager roles and had oversight of an Amcor owned recycling plant in 2004. Before joining Amcor, Mr. Clark worked in the high-tech manufacturing and laser optics industries, with roles in the U.S. and Europe. Mr. Clark holds a B.S., Physics, from the University of Michigan and an MBA from Pepperdine University.

About Amcor

Amcor is a global leader in developing and producing responsible packaging solutions across a variety of materials for food, beverage, pharmaceutical, medical, home and personal-care, and other products. Amcor works with leading companies around the world to protect products, differentiate brands, and improve supply chains. The company offers a range of innovative, differentiating flexible and rigid packaging, specialty cartons, closures and services. The company is focused on making packaging that is increasingly recyclable, reusable, lighter weight and made using an increasing amount of recycled content. In fiscal year 2024, 41,000 Amcor people generated $13.6 billion in annual sales from operations that span 212 locations in 40 countries. NYSE: AMCR; ASX: AMC

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Contact Information

Investors
Tracey Whitehead	Damien Bird	Damon Wright
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Amcor	Amcor	Amcor
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